Exhibit 10.2.2
BLOCK, INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD AND RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms that are not defined in this Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Award, or any of the exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Block, Inc. 2015 Equity Incentive Plan (the “Plan”).
The Participant has been granted this Restricted Stock Unit (“RSU”) award according to the terms below and subject to the terms and conditions of the Plan and this Agreement, as follows:

Participant ID	%%EMPLOYEE_IDENTIFIER%-%
Participant Name	%%FIRST_NAME%-% %%LAST_NAME%-%
Grant Number	%%OPTION_NUMBER%-%
Grant Date	%%OPTION_DATE,’Month DD, YYYY’%-%
Vesting Commencement Date	%%VEST_BASE_DATE,’Month DD, YYYY’%-%
Number of RSUs Granted	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Vesting Schedule:
Unless the vesting is accelerated, these RSUs will vest according to the schedule provided in Schedule A. All vesting will be rounded in accordance with Section 3(f) of the Plan.
If the Participant ceases to be a Service Provider for any or no reason before the Participant fully vests in an RSU, the unvested RSUs will terminate according to the terms of Section 5 of this Agreement.
Notwithstanding the foregoing, the vesting of the RSUs will be subject to the Company’s Stock Award Vesting and ESPP Participation During Company-Approved Leave of Absence Policy (as may be amended from time to time) as well as the terms of any other written agreement between Participant and the Company (or any Parent or Subsidiary of the Company, as applicable) governing the terms of these RSUs.
The Participant’s signature below indicates that:
(i)Participant agrees that this Restricted Stock Unit award is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.
(ii)Participant understands that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding their participation in the Plan or their acquisition, ownership or sale of Shares.

(iii)Participant has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to signing this Agreement, and fully understands all provisions of the Plan and Agreement. Participant will consult with their own personal tax, legal, and financial advisors before taking any action related to the Plan.
(iv)Participant has read and agrees to each provision of this Agreement, including without limitation Section 10.
(v)Participant will notify the Company of any change to the contact address below.
If Participant does not provide a signature below, the electronic equivalent of consent pursuant to Exhibit A, Section 10(d) of the Agreement, or provide written notice to the Company of rejection of the Restricted Stock Unit award by the first date on which the RSUs are scheduled to vest and are thereby settled and released into Participant’s account, the Restricted Stock Unit award shall be deemed accepted in accordance with sections (i)-(v) above as of the first date on which the Restricted Stock Unit award vests and Participant will therefore be agreeing to be subject to all the terms and conditions of this Agreement.
PARTICIPANT

Signature

Address:

%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%CITY%-%	%%STATE%-%	%%ZIPCODE%-%
%%COUNTRY%-%

SCHEDULE A
VESTING SCHEDULE

Vest Date	Number of RSUs

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD
1.Grant. The Company grants the Participant an award of RSUs as described in the Notice of Grant. If there is a conflict between the Plan, this Agreement, or any other agreement with the Participant governing these RSUs, those documents will take precedence and prevail in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement between the Company and the Participant governing these RSUs.
2.Company’s Obligation to Pay. Each RSU is a right to receive a Share on the date it vests. Until an RSU vests, the Participant has no rights with respect to the Share. Before a vested RSU is paid, the RSU is an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. A vested RSU will be paid to the Participant (or in the event of their death, to their estate) in whole Shares as soon as practicable after vesting (but no later than 60 days following the vesting date), subject to them satisfying any obligations for Tax-Related Items (as defined in Section 7 of this Agreement) and any delay in payment required under Section 7 of this Agreement, and provided further that, to comply with the filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may hereinafter be amended (“HSR”), the Company may delay the payment of any vested RSU until any applicable waiting period under HSR has expired or been terminated (but no later than March 15th of the year following the calendar year in which the RSU vests). The Participant cannot specify (directly or indirectly) the taxable year of the payment of any vested RSU under this Agreement.
3.Vesting. These RSUs will vest only in accordance with the Vesting Schedule in the Notice of Grant, Section 4 of this Agreement, or Section 14 of the Plan. RSUs scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless the Participant continues to be a Service Provider until the time such vesting is scheduled to occur. The Administrator may modify the Vesting Schedule according to its authority under the Plan if the Participant takes a leave of absence or has a reduction in hours worked in accordance with the Company’s Stock Award Vesting and ESPP Participation during Company-approved Leave of Absence Policy (as may be amended from time to time).
4.Administrator Discretion. The Administrator has the discretion to accelerate the vesting of any RSUs at any time, subject to the terms of the Plan. In that case, those RSUs will be vested as of the date specified by the Administrator. Notwithstanding anything to the contrary contained herein, the RSUs will only vest pursuant to this Section 4 provided that the Participant has complied with all applicable provisions of the HSR Act.
5.Forfeiture upon Termination of Status as a Service Provider. Upon the Participant’s termination as a Service Provider for any reason, these RSUs will immediately stop vesting and be forfeited by the Participant, subject to Applicable Laws. The date of the Participant’s termination as a Service Provider is detailed in Section 3(c) of the Plan.
6.Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the administrator or executor of their estate or, if the Administrator permits, their designated beneficiary. Any such transferee must furnish the Company with (a) written notice of their status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.
7.Tax Obligations.
(a)Tax Withholding.
(i)No Shares will be issued to the Participant until Participant makes satisfactory arrangements (as determined by the Administrator) for the payment of any United States, state, local or non-United States income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account, or other tax-related items related to their participation in the Plan and legally applicable to them that the Administrator determines must be withheld (collectively “Tax-Related Items”), including those that result from the grant, vesting, or payment of these RSUs, the subsequent sale of Shares acquired pursuant to such payment, or the receipt of any dividends or other distributions (if any). If the Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be modified by any Appendix. If the Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items under this Agreement when any of these RSUs otherwise are supposed to vest or settle or as of the time any Tax-Related Items related to RSUs otherwise are due (the “Tax Withholding Date”), Participant will permanently forfeit the applicable RSUs and any right to receive Shares under such RSUs, and such RSUs will be returned to the Company at no cost to the Company.
(ii)The Company has the right (but not the obligation) to satisfy any Tax-Related Items by withholding from proceeds of a sale of Shares acquired upon payment of these RSUs arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent).
(iii)Notwithstanding the foregoing, the Company has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to the Participant.
(iv)Further, if the Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Company and/or any member of the Company Group for whom Participant is performing services (each, an “Employer”) or former Employer(s) may withhold or account for tax in more than one jurisdiction.
(v)Regardless of any action of the Company or the Employer(s), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains their responsibility and that such Tax-Related Items and other tax liabilities of the Participant relating to the RSUs, the Plan or this Agreement may exceed the amount actually withheld by the Company or the Employer(s). The Participant further acknowledges that the Company, the Employer(s) and their respective agents and Affiliates (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of these RSUs and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of these RSUs to reduce or eliminate their liability for Tax-Related Items or achieve any particular tax result.
(b)Code Section 409A. This Section 7(b) does not apply if the Participant is not a U.S. taxpayer or otherwise subject to taxation in the U.S. as of any relevant date of determination.
(i)If the vesting of any RSUs is accelerated in connection with a termination of the Participant’s status as a Service Provider that is a “separation from service” within the meaning of Code Section 409A and (x) the Participant is a “specified employee” within the meaning of Code Section 409A at that time and (y) the payment of such accelerated RSUs would result in the imposition of additional tax under Code Section 409A if paid to the Participant within the 6-month period following such termination, then the accelerated RSUs will not be paid until the first day after the 6-month period ends.
(ii)If the Participant’s status as a Service Provider terminates due to death or the Participant dies after Participant stops being a Service Provider, the delay under Section 7(b)(i) of this Agreement will not apply, and these RSUs will be paid in Shares to the Participant’s estate as soon as practicable thereafter (and otherwise in accordance with the terms of this Agreement).
(iii)All payments and benefits under this Agreement are intended to be exempt from Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that none of these RSUs or Shares issuable upon the vesting of RSUs will be subject to the additional tax imposed under Code Section 409A, and any ambiguities will be interpreted according to that intent.
(iv)Each payment under this Agreement is a separate payment under Treasury Regulations Section 1.409A-2(b)(2).
8.Forfeiture or Clawback. The Participant hereby acknowledges and agrees that the Participant’s incentive-based compensation (as such term is defined under Rule 10D-1 of the Securities Exchange Act of 1934 and/or any related stock exchange listing rules or other requirement to implement such rule), including, as applicable, these RSUs (including any proceeds, gains or other economic benefit received by the Participant from any subsequent sale of Shares issued upon payment of the RSUs) will be subject to the Block, Inc. Severance Clawback Policy (as may be amended from time to time) and any other compensation recovery or clawback policy implemented by the Company before or after the date of this Agreement (the “Clawback Policy”). This includes any clawback policy adopted to comply with the requirements of Applicable Laws, including without limitation, Rule 10D-1 of the Securities Exchange Act of 1934 and any related stock exchange listing rules or other requirement to implement such rule. Accordingly, the Participant hereby acknowledges and agrees that the RSUs or any other award granted to the Participant under the Plan and any other incentive-based compensation provided to the Participant (as well as any other payments or benefits derived from such amounts, including any Shares issued or cash received upon vesting, exercise or settlement of any such awards or sale of Shares underlying such awards), which may include awards and other incentive-based compensation provided to the Participant prior to the date of this Agreement, may be subject to forfeiture and/or recoupment in accordance with the terms of the Clawback Policy or such other applicable clawback or recoupment arrangements or policies. If the Participant is a director or employee of Square Financial Services, Inc. (the “Bank”), Participant may also be required to forfeit any then-unvested portion of the RSUs if the Bank fails to meet the capital levels required to be considered well capitalized under section 324.403(b) of the Federal Deposit Insurance Corporation Rules and Regulations, 12 C.F.R. § 324.403(b) for a period of one calendar month or more at any time while Participant is a director or employee of the Bank.
9.Rights as Stockholder. The Participant’s rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
10.Acknowledgements and Agreements. The Participant’s signature on the Notice of Grant accepting these RSUs or otherwise deemed acceptance of these RSUs indicates that:
(a)PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RSUS IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED OR BEING GRANTED THESE RSUS WILL NOT RESULT IN VESTING.
(b)PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL AND DOES NOT INTERFERE IN ANY WAY WITH THEIR RIGHT OR THE RIGHT OF THE EMPLOYER(S) TO TERMINATE THEIR RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.
(c)The Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that Participant is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.
(d)The Participant agrees that the Company’s delivery of any documents related to the Plan or these RSUs (including the Plan, the Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders) to them may be made by electronic delivery, which may include the delivery of a link to a Company intranet or to the Internet site of a third party involved in administering the Plan, the delivery of the document via email, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, the Participant will be provided with a paper copy of the documents. The Participant acknowledges that Participant may receive from the Company a paper copy of any documents that were delivered electronically at no cost to them by contacting the Company by telephone or in writing. The Participant may revoke their consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. The Participant also voluntarily agrees to participate in the Plan, including provide consent to the terms and conditions of the Plan and this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and such participation shall have the same force and effect as hardcopy signature. Finally, the Participant understands that Participant is not required to consent to electronic delivery of documents.
(e)The Participant may deliver any documents related to the Plan or these RSUs to the Company by e-mail or any other means of electronic delivery approved by the Administrator, but the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if their attempted electronic delivery of such documents fails.
(f)The Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive, and final. No member of the Administrator will be personally liable for any such decisions or interpretations.
(g)The Participant agrees that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.
(h)The Participant agrees that the grant of these RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs or benefits in lieu of RSUs, even if RSUs have been granted in the past.

(i)The Participant agrees that any decisions regarding future Awards will be in the Company’s sole discretion.
(j)The Participant agrees that Participant is voluntarily participating in the Plan.
(k)The Participant agrees that these RSUs and any Shares acquired under these RSUs are not intended to replace any pension rights or compensation.
(l)The Participant agrees that these RSUs, any Shares acquired under these RSUs, and their income and value are not part of normal or expected compensation for any purpose, including for calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.
(m)The Participant agrees that the future value of the Shares underlying these RSUs is unknown, indeterminable, and cannot be predicted with certainty.
(n)The Participant agrees that, for purposes of these RSUs, their engagement as a Service Provider is terminated as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of their service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Administrator.
(o)The Participant agrees that any right to vest in these RSUs terminates as of the Termination of Status Date and will not be extended by any notice period (e.g., the period that Participant is a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or by their service agreement or employment agreement, if any, unless Participant is providing bona fide services during such time).
(p)The Participant agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of these RSUs (including whether Participant is still considered to be providing services while on a leave of absence).
(q)The Participant agrees that no member of the Company Group is liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of these RSUs or of any amounts due to them from the payment of these RSUs or the subsequent sale of any Shares acquired upon such payment.
(r)The Participant has read and, if applicable, agrees to the Data Privacy Provisions of Section 11 of this Agreement and the Block Employee Privacy Notice set forth at go/employeeprivacy (the “Privacy Notice”), and agrees to be bound by the Privacy Notice as it may be updated from time to time.
(s)The Participant agrees that Participant has no claim or entitlement to compensation or damages from any forfeiture of these RSUs resulting from the termination of their status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of their service agreement, if any), and in consideration of the grant of these RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives their ability (if any) to bring any such claim, and releases the Company and all members of the Company Group from any such claim. If any such claim is nevertheless allowed by a court of competent jurisdiction, then the Participant’s participation in the Plan constitutes their irrevocable agreement to not pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim.
11.Data Privacy.
The following provisions shall apply only to the Participant if Participant resides outside the US, Brazil, Moldova, the EU or EEA, the UK, Switzerland:
(a)The Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of their personal data (“Data”) as described in this Agreement (including the Privacy Notice, if applicable, as it may be amended from time to time) and any other Award materials by and among, as applicable, the Employer(s), the Company and any member of the Company Group for the purposes of implementing, administering, and managing their participation in the Plan and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time. If the Participant does not choose to participate in the Plan, their employment status or service with the Company Group will not be adversely affected.
(b)The Participant understands that the Company and the Employer(s) may hold certain Data about them, including, but not limited to, their name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in their favor, for the purposes of implementing, administering, and managing the Plan and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time.
(c)The Participant understands that Data will be transferred to one or more stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan and for purposes as set forth in the Privacy Notice, if applicable, as it may be updated from time to time. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than their country. The Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to process the Data, in electronic or other form, for the purposes of implementing, administering and managing their participation in the Plan and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time.
(d)The Participant understands that Data will be held only as long as is necessary to implement, administer and manage their participation in the Plan. Further, the Participant understands that Participant is providing these consents on a purely voluntary basis. If the Participant does not consent or if Participant later seeks to revoke their consent, their engagement as a Service Provider with the Employer(s) will not be adversely affected; the only consequence of refusing or withdrawing their consent is that the Company will not be able to grant them awards under the Plan or administer or maintain awards. Therefore, the Participant understands that refusing or withdrawing their consent may affect their ability to participate in the Plan (including the right to retain these RSUs). The Participant understands that the Participant may contact their local human resources representative for more information on the consequences of their refusal to consent or withdrawal of consent.
(e)The Participant’s Rights in Respect of Data. In certain jurisdictions outside of the United States and to the extent required by Applicable Laws, the Participant may request a list with the names and addresses of any potential recipients of the Data and may request access to Data, request additional information about the processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting this Award, in any case without cost, by contacting in writing their local human resources representative.
The following provisions shall apply only to the Participant if they reside in Brazil, Moldova, the EU or EEA, the UK, Switzerland, or where EU Privacy laws are otherwise applicable:
(a)     Data Collected and Purposes of Collection. The Participant understands that the Company, as well as the Employer, acting as controller, may collect, to the extent permissible under applicable law, certain personal information about the Participant, including name, home address and telephone number, information necessary to process the RSUs (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, any capital shares or directorships held in the Company (but only where needed for legal or tax compliance), any other information necessary to process mandatory tax withholding and reporting, details of all RSUs granted, canceled, vested, unvested or outstanding in Participant’s favor, and where applicable service termination date and reason for termination (all such personal information is referred to as “Data”). The Data is collected from the Participant, the employing Subsidiary, and from the Company, for the exclusive purpose of implementing, administering and managing the Plan pursuant to the terms of this Agreement and the Privacy Notice, if applicable, as it may be updated from time to time. The legal basis (that is, the legal justification) for processing the Data is to perform the Agreement. The Data must be provided in order for the Participant to participate in the Plan and for the parties to the Agreement to perform their respective obligations thereunder and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time. If the Participant does not provide Data, Participant will not be able to participate in the Plan and become a party to the Agreement.
(b)     Transfers and Retention of Data. The Participant understands that the employing Subsidiary will transfer Data to the Company for purposes of plan administration. The Company and the employing Subsidiary may also transfer the Participant’s Data to other service providers (such as accounting firms, payroll processing firms or tax firms), as may be selected by the Company in the future, to assist the Company with the implementation, administration and management of the Agreement. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting their local human resources representative. The Participant understands that the recipients of the Data may be located in the United States, a country that does not benefit from an adequacy decision issued by the European Commission or appropriate data protection authority. Where a recipient is located in a country that does not benefit from an adequacy decision, the transfer of the Data to that recipient will be made pursuant to standard contractual clauses for transfers of Participant’s personal data to third parties located in a country that does not benefit from an adequacy decision or another means to ensure that adequate safeguards are applied to Participant's personal data, such as EU-U.S. Data Privacy Framework or standard contractual clauses approved by the European Commission. A copy of the documents used to protect the Participant’s personal data when it is transferred outside countries that benefit from an adequacy decision may be obtained via email at privacy-eu@squareup.com. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s rights and obligations under the Agreement, and for the duration of the relevant statutes of limitations, which may be longer than the term of the Agreement.
(c)     The Participant’s Rights in Respect of Data. The Company will take steps in accordance with applicable legislation to keep Data accurate, complete and up-to-date. The Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). The Participant also has the right to request access to the Participant’s Data as well as additional information about the processing of that Data. Further, the Participant is entitled to object to the processing of Data or have their Data erased, under certain circumstances. As from May 25, 2018, and subject to conditions set forth in applicable law, the Participant is entitled to (i) restrict the processing of the Participant’s Data so that it is stored but not actively processed (e.g., while the Company assesses whether the Participant is entitled to have Data erased) and (ii) receive a copy of the Data provided pursuant to the Agreement or generated by the Participant, in a common machine-readable format. To exercise the Participant’s rights, the Participant may contact the local human resources representative. The Participant may also contact the relevant data protection supervisory authority, as Participant has the right to lodge a complaint. The data protection officer may be contacted via email at privacy-eu@squareup.com.
12.Miscellaneous.
(a)Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Block, Inc., 1955 Broadway, Suite 600, Oakland, CA 94612 until the Company designates another address in writing.
(b)Non-Transferability of RSUs. These RSUs may not be transferred other than by will or the laws of descent or distribution.
(c)Binding Agreement. If any RSUs are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.
(d)Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any state, federal, or foreign law or the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or their estate), the Company will try to meet the requirements of any such state, federal, or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but the Shares will not be issued until such conditions have been met in a manner acceptable to the Company.
(e)Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
(f)Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.
(g)Non-U.S. Appendix. These RSUs are subject to any special terms and conditions set forth in any appendix to this Agreement for the Participant’s country (the “Appendix”). If the Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to them to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.
(h)Choice of Law; Choice of Forum. The Plan, this Agreement, these RSUs, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan, the Participant's acceptance of these RSUs is their consent to the jurisdiction of the State of Delaware and their agreement that any such litigation will be conducted in the Delaware Court of Chancery or the federal courts for the United States for the District of Delaware and no other courts, regardless of where Participant is performing services.

(i)Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that Participant is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. The Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with these RSUs, or to comply with other Applicable Laws.
(j)Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by them.
(k)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with their own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
(l)Language. If the Participant has received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(m)Asset Reporting. There may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares or cash received from participating in the Plan in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility to comply with such regulations, and is advised to speak to a personal advisor on this matter.
13.HSR. To the extent necessary to comply with the filing requirements under HSR, Participant agrees to take any and all necessary actions to arrange for and complete the immediate and automatic sale of the Shares subject to this Award as such Shares vest and are settled to Participant under this Agreement.

EXHIBIT B
APPENDIX TO RESTRICTED STOCK UNIT AGREEMENT
Terms and Conditions
This Appendix to Restricted Stock Unit Agreement (the “Appendix”) includes additional terms and conditions that govern these RSUs granted to the Participant under the Plan if the Participant works or resides in one of the countries listed below.
Notifications
This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of December 2023. Such Applicable Laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant sells Shares acquired under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure them of a particular result. The Company is not providing the Participant with any tax, legal, or financial advice and is not making any recommendations regarding the Participant’s acquisition or sale of shares of Common Stock acquired under the Plan. The Participant is advised to seek appropriate professional advice as to how the Applicable Laws in their country may apply to their situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after these RSUs are granted, or is considered a resident of another country for local law purposes, the information in this Appendix may not apply to them, and the Administrator will determine to what extent the terms and conditions in this Appendix apply.

[COUNTRY-SPECIFIC PROVISIONS TO BE INSERTED IF AND AS APPLICABLE]